Exhibit 10.8

PRIME MERIDIAN HOLDING COMPANY

FIRST AMENDMENT TO THE

2015 STOCK INCENTIVE COMPENSATION PLAN

On July 21, 2016, the Compensation Committee of the Board of Directors of Prime Meridian Holding Company adopted this First Amendment to the 2015 Stock Incentive Compensation Plan (the “Plan”).

1. Amendment Adopted to Section 2(g). Section 2(g). Definitions. “Committee” of the Plan is hereby amended to read in its entirety:

(g) “Committee” shall mean the Compensation Committee of the Board which shall be comprised of three or more Directors, all but one of whom must meet the independence requirements under the NASDAQ Marketplace Rules (i.e. non-employee outside directors who are free from any relationship that would interfere with the exercise of his or her independent judgment).

2. Amendment Adopted to Section 4. Section 4. Administration. of the Plan is hereby amended to read in its entirety:

4. Administration. The Committee shall administer the Plan. A majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by unanimous consent of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select the persons to be Participants in the Plan;

(b) Determine the nature and extent of the Awards to be made to each Participant;

(c) Determine the time or times when Awards will be made;

(d) Determine the duration of each Measurement Period;

(e) Determine the conditions to which the payment of Awards may be subject;

(f) Establish the Performance Goals for each Measurement Period;

(g) Prescribe the form or forms of agreement evidencing Awards; and

(h) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Non-qualified Stock Options, SARs, Phantom Stock Units, Performance

Share Units and Shares of Restricted Stock awarded by the Committee to each Participant, the expiration date, the Measurement Period, and the duration of any applicable Restricted Period.

The Committee shall also have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Committee.

2. Remainder of Plan Unchanged. With the exception of the amendments contained in Section 1 and Section 2, above, the remainder of the Plan shall remain unchanged by this First Amendment.

This First Amendment to the 2015 Stock Incentive Compensation Plan was adopted by the Compensation Committee of the Board of Directors of Prime Meridian Holding Company on July 21, 2016.

/s/ Steven D. Smith
Steven D. Smith Chairman